Exhibit 10.2

New Compensation Structure for Non-Employee Directors

of Varian Medical Systems, Inc.

On November 19, 2004, the Board of Directors (the “Board”) of Varian Medical Systems, Inc. approved a new non-employee director compensation structure. Under the new non-employee director compensation structure, which will become effective on February 18, 2005, annual retainer, chair and meeting fees to be paid to non-employee directors (“Directors,” or individually a “Director”) are as follows:

•                  Each Director (except the Lead Director) will receive an annual retainer fee of $35,000.

•                  The Lead Director will receive an annual retainer fee of $50,000.

•                  The chair of the Compensation and Management Development Committee will receive an additional fee of $5,000.

•                  The chair of the Nominating and Corporate Governance Committee will receive an additional fee of $5,000.

•                  The chair of the Audit Committee will receive an additional fee of $10,000.

•                  Each Director will also receive $1,500 per meeting for each Board meeting attended.

•                  Each Director will also receive $1,500 per meeting for each committee meeting attended.